Exhibit 5.3

Our Reference: PC/SH111/056/

23 September 2016

PRIVATE AND CONFIDENTIAL

To:	Shire Acquisitions Investments Ireland Designated Activity Company

5 Riverwalk

Citywest Business Campus

Dublin 24

Re:	Shire Acquisitions Investments Ireland Designated Activity Company, incorporated in Ireland under registered number 574225 – $3,300,000,000 aggregate principal amount of 1.900% Senior Notes due 2019, $3,300,000,000 aggregate principal amount of 2.400% Senior Notes due 2021, $2,500,000,000 aggregate principal amount of 2.875% Senior Notes due 2023 and $3,000,000,000 aggregate principal amount of 3.200% Senior Notes due 2026 (together, the “Notes”) – Exhibit 5 opinion

Dear Sirs,

1.	Basis of Opinion

1.1	We act as solicitors in Ireland for Shire Acquisitions Investments Ireland Designated Activity Company, a private limited company incorporated in Ireland with registration number 574225 and with its registered office at 5 Riverwalk, Citywest Business Campus, Dublin 24, Ireland (the “Issuer”)

1.2	We have been requested to furnish this Opinion in connection with the issuance by the Issuer of the Notes. The Notes were registered pursuant to a filing by the Issuer with the SEC under the United States Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-3 dated 2 September 2016 (the “Registration Statement”) and the final prospectus supplement dated 19 September 2016 (together with the Registration Statement, the “Prospectus”), each with respect to the offering of the Notes.

1.3	The Notes are being issued under an Indenture dated as of the date of this Opinion by and among the Issuer, Shire plc as guarantor (“Shire”), and Deutsche Bank Trust Company Americas, as trustee (the “Base Indenture”), as supplemented by a supplemental indenture dated as of the date of this Opinion (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

1.4	We hereby consent to the reliance by Davis Polk & Wardwell LLP on this opinion in rendering its “Exhibit 5” opinion in connection with the issuance of the Notes. In addition, we hereby consent to inclusion of this Opinion as an exhibit to the Form 8-K to be filed by Shire with the SEC in connection with the issuance of the Notes. Further, we consent to the reference to our firm in the Prospectus under the caption “Validity of Securities”. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This Opinion is given on the basis that our client is the Issuer and we owe no duty of care to any person other than the Issuer. For the purposes of giving this Opinion we have taken instructions solely from the Issuer.

1.5	This Opinion is confined to and given in all respects on the basis of the laws of Ireland in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigations of and we express no opinion as to the laws of any other jurisdiction or the effect thereof. In particular, we express no opinion on the laws of the European Union as they affect any jurisdiction other than Ireland. We have assumed without investigation that insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the obligations or rights expressed in the Indenture.

1.6	This Opinion is also strictly confined to:

(a)	the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter; and

(b)	the Notes and the Indenture (and no other documents whatsoever) and the Searches,

and is subject to the assumptions and qualifications set out below.

1.7	In giving this Opinion, we have relied upon the Corporate Certificate and the Searches (as defined in paragraph 1.10 below) and we give this Opinion expressly on the terms that no further investigation or diligence in respect of any matter referred to in the Corporate Certificate or the Searches is required of us.

1.8	No opinion is expressed as to the taxation consequences of the Transaction.

1.9	For the purpose of giving this Opinion, we have examined a copy sent, by email in pdf or other electronic format, to us of the Indenture and the Corporate Certificate.

1.10	References in this Opinion to:

(a)	“Board Resolutions” means the resolutions dated September 1, 2016 of the directors of the Issuer approving, among other things, the Transaction and the entry into the Indenture, a certified extract of which are attached to the Corporate Certificate;

(b)	“Companies Act” means the Companies Act 2014 of Ireland;

(c)	“Corporate Certificate” means a certificate of the secretary of the Issuer, dated the date hereof, attaching in respect of the Issuer, inter alia, the following:

(i)	its certificate of incorporation;

(ii)	its memorandum and articles of association (together, the “Constitution”);

(iii)	the Board Resolutions; and

(iv)	specimen signatures of the directors of the Issuer;

(d)	“CRO” means the Irish Companies Registration Office;

(e)	“Ireland” means Ireland exclusive of Northern Ireland and “Irish” shall be construed accordingly;

(f)	“SEC” means the United States Securities and Exchange Commission;

(g)	“Searches” means the searches listed in paragraph 1.11; and

(h)	“Transaction” means the entry by the Issuer into the Indenture and the issue of the Notes thereunder.

1.11	For the purpose of giving this Opinion, we have caused to be made the following legal searches against the Issuer on the date of this Opinion:

(a)	on the file of the Issuer maintained by the Registrar of Companies in the CRO for mortgages, debentures or similar charges or notices thereof and for the appointment of any examiner, receiver or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the twelve years immediately preceding the date of the search;

(c)	in the Central Office of the High Court for any petitions filed in respect of the Issuer;

(d)	in the Central Office of the High Court for any proceedings filed by or against the Issuer in the five years prior to the date of the Searches; and

(e)	on the register of persons disqualified or restricted from acting as directors of companies incorporated in Ireland which is maintained by the Registrar of Companies in the CRO against the names of the current directors of the Issuer as identified in the search results referred to in sub-paragraph (a) above.

1.12	This Opinion is governed by and is to be construed in accordance with the laws of Ireland (as interpreted by the courts of Ireland at the date hereof) and anyone seeking to rely on this Opinion agrees for our benefit that the courts of Ireland shall have exclusive jurisdiction to settle any dispute arising out of, or in connection with this Opinion. This Opinion speaks only as of its date. We assume no obligation to update this Opinion at any time in the future or to advise you of any change in law or change in interpretation of law which may occur after the date of this Opinion.

2.	Opinion

Subject to the assumptions and qualifications set out in this Opinion, we are of the opinion that:

2.1	Corporate status

The Issuer has been duly incorporated and is validly existing as a designated activity company under the laws of Ireland.

2.2	Corporate capacity

The Issuer has all requisite corporate capacity, power and authority to issue Notes, to enter into, execute, deliver and perform its obligations under the Indenture and to take all action as may be necessary to complete the Transaction.

2.3	Corporate authorisation

The execution, delivery and performance by the Issuer of the Indenture and the consummation of the Transaction:

(a)	have been duly authorised by all necessary corporate action on the part of the Issuer; and

(b)	do not and will not violate, conflict with or constitute a default under (i) any law, order, rule, decree, statute or regulation of Ireland or (ii) the Constitution of the Issuer.

2.4	Due execution

The Indenture has been duly executed by the Issuer and is in the proper form for enforcement before the courts of Ireland.

2.5	Authorisations and approvals

All necessary action required to be taken by the Issuer pursuant to the laws of Ireland has been taken by or on behalf of the Issuer and all the necessary authorisations, filings and approvals of governmental or regulatory authorities in Ireland have been duly obtained, for the entry into the Indenture and the performance of its obligations under the Indenture.

3.	Assumptions

For the purpose of giving this Opinion we assume the following, without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Authenticity and bona fides

3.1	The truth, completeness, accuracy and authenticity of all copy letters, resolutions, certificates, permissions, minutes, authorisations and all other documents of any kind submitted to us as originals or copies of originals, and (in the case of copies) conformity to the originals of copy documents, the genuineness of all signatures, stamps and seals thereon, that any signatures are the signatures of the persons who they purport to be and that each original was executed in the manner appearing on the copy.

3.2	That, where incomplete versions of the Indenture have been submitted to us or signature pages only have been supplied to us for the purposes of issuing this Opinion, the originals of the Indenture correspond in all respects with the last drafts of the complete Indenture submitted to us.

3.3	That the Indenture has been executed in its final form, has been delivered by the parties thereto and are not subject to any escrow arrangements and the terms thereof will be observed and performed by the parties thereto.

3.4	That the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held and all formalities were duly observed, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout, that no further resolutions have been passed or corporate or other action taken which would or might alter the effectiveness thereof and that such resolutions have not been amended or rescinded and are in full force and effect.

3.5	That each director of the Issuer has disclosed any interest which he may have in the Transaction in accordance with the provisions of the Companies Act and the Constitution of the Issuer and none of the directors of the Issuer has any interest in the Transaction except to the extent permitted by the Constitution of the Issuer.

3.6	The absence of fraud, coercion, duress or undue influence and lack of bad faith on the part of the parties to the Indenture and their respective officers, employees, agents and (with the exception of Arthur Cox) advisers.

Accuracy of Searches and the Corporate Certificate

3.7	The accuracy and completeness of the information disclosed in the Searches and that such information is accurate as of the date of this Opinion and has not since the time of such search been altered. In this connection, it should be noted that (a) the matters disclosed in the Searches may not present a complete summary of the actual position on the matters we have caused searches to be conducted for, (b) the position reflected by the Searches may not be fully up-to-date and (c) searches at the CRO do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of, or the appointment of a receiver or an examiner to, the Issuer or its assets.

3.8	The truth, completeness and accuracy of all representations and statements as to factual matters contained in the Corporate Certificate at the time they were made and at all times thereafter.

3.9	That the entry into the Indenture and the issue of the Notes:

(a)	did not, does not and will not contravene the laws of any jurisdiction outside Ireland;

(b)	did not, does not and will not result in any breach of any agreement, instrument or obligation to which the Issuer is a party; and

(c)	was not, is not and will not be illegal or unenforceable by virtue of the laws of any jurisdiction outside Ireland.

Commercial Benefit

3.10	That the Transaction is for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interests and for their respective corporate benefit.

No other information and compliance

3.11	That the Indenture and the documents referred to in it are the only documents relating to the subject matter of the Transaction (for the purposes of this Opinion) and that there are no agreements or arrangements of any sort in existence between the parties to the Indenture which in any way amend or vary the terms of the Indenture or in any way bear upon or are inconsistent with the opinions stated herein.

Authority, Capacity, Execution and Enforceability

3.12	That:

(a)	no party to the Indenture is a “consumer” for the purposes of Irish law or a “personal consumer” for the purposes of the Central Bank of Ireland’s Consumer Protection Code 2015;

(b)	the parties to the Indenture (other than the Issuer to the extent opined on herein) are duly incorporated and validly in existence and that they and their respective signatories have the appropriate capacity, power and authority to execute the Indenture to which they are a party, to exercise and perform their respective rights and obligations thereunder and to render the Indenture and all obligations thereunder legal, valid, binding and enforceable on them; and

(c)	each party to the Indenture (other than the Issuer to the extent opined on herein) has taken all necessary corporate action and other steps to execute, deliver, exercise and perform the Indenture and the rights and obligations set out therein.

3.13	That the execution, delivery and performance of the Indenture:

(a)	does not and will not contravene the laws of any jurisdiction outside Ireland;

(b)	does not and will not result in any breach of any agreement, instrument or obligation to which the Issuer is a party; and

(c)	is not and will not be illegal or unenforceable by virtue of the laws of any jurisdiction outside Ireland.

3.14	That the Issuer was not mistaken in entering into the Indenture as to any material relevant fact.

3.15	That the Indenture constitute legal, valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms under the laws of any relevant jurisdiction other than Ireland insofar as opined on herein.

3.16	That the full and final version of the Indenture was presented to the Issuer for execution.

Solvency and Insolvency

3.17	That:

(a)	the Issuer is not unable to pay its debts within the meaning of Sections 509(3) and 570 of the Companies Act or any analogous provisions under any applicable laws;

(b)	the Issuer will not as a consequence of doing any act or thing which the Indenture contemplates, permits or requires it to do, be unable to pay its debts within the meaning of such Sections or any analogous provision under any applicable laws;

(c)	no liquidator, receiver or examiner or other similar or analogous officer has been appointed in relation to the Issuer or any of its assets or undertakings; and

(d)	no petition for the making of a winding-up order or the appointment of an examiner or any similar officer or any analogous procedure has been presented in relation to the Issuer.

3.18	That, upon the opening of any insolvency proceedings pursuant to Council Regulation (EC) No. 1346/2000 (the “EU Insolvency Regulation”), the Issuer will have its “centre of main interests” (as that term is used in Article 3(1) of the EU Insolvency Regulation) in Ireland being the jurisdiction in which the Issuer has its registered office and will not have an “establishment” (being any place of operations where a company carried out a non-transitory economic activity with human means and goods) as defined in Article 2(h) of the EU Insolvency Regulation) outside Ireland.

Foreign Laws

3.19	That as a matter of all relevant laws (other than the laws of Ireland):

(a)	all consents, approvals, notices, filings, recordations, publications, registrations and other steps necessary or desirable to permit the execution, delivery (where relevant) and performance of the Indenture or to perfect, protect or preserve any of the interests created by the Indenture have been obtained, made or done, or will be obtained, made or done, within any relevant time period(s); and

(b)	the legal effect of the Indenture, and the Transaction, and the creation of any interest the subject thereof will be, upon execution and, where relevant, delivery of any of the Indenture, effective.

Financial Assistance and Connected Transactions.

3.20	The Issuer is not by entering into the Indenture or performing its obligations thereunder, providing financial assistance for the purpose of an acquisition (by way of subscription, purchase, exchange or otherwise) made or to be made by any person of any shares in the Issuer or its holding company which would be prohibited by Section 82.

3.21	That none of the transactions contemplated by the Indenture are prohibited by virtue of Section 239 of the Companies Act, which prohibits certain transactions between companies and its directors or persons connected with its directors.

Governing law and jurisdiction

3.22	That under all applicable laws (other than those of Ireland) the choice of the laws of the State of New York as the governing law of the Notes (to the extent that they are expressed to be governed by the laws of the State of New York) is a valid and binding selection which will be upheld, recognised and given effect by the courts of any relevant jurisdiction (other than those of Ireland).

3.23	That the submission of each party to the Indenture to the jurisdiction of the courts of any New York State or United States Federal court sitting in the City of New York (to the extent that they are so expressed) is valid and binding and will be upheld, recognised and given effect by the courts of any relevant jurisdiction (other than those of Ireland).

Securities Laws

3.24	In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (as defined below) (each, a “Relevant Member State”), no offer to the public of the Notes has been or will be made in that Relevant Member State, except in any circumstances falling within Article 3(2) of the Prospectus Directive (as implemented into the domestic law of the applicable Relevant Member State), where:

(a)	the expression an “offer of notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Member State; and

(b)	the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the Directive 2010/73/EU, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State.

4.	Qualifications

The opinions set out in this Opinion are subject to the following reservations:

4.1	We express no opinion as to whether an issue of Notes will breach any other agreement or instrument.

4.2	We have not investigated the nature of or the title to property and assets, or insurance, merger/competition, regulatory or environmental status or compliance nor have we considered any implications or perfection or other requirements arising in respect thereof. Other than the Searches, we have not conducted any other searches whatsoever. We have conducted no due diligence nor checked the regulatory status or compliance of the Issuer or any of its affiliates or shareholders, or banks, or any other person. We have not conducted any due diligence on the status of any person or enquired or investigated as to whether they hold appropriate licenses or approvals. This qualification is without prejudice to the opinion set out at paragraph 2.5 above.

4.3	If any transfer of, or payment in respect of, an issue of Notes is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Union or Irish sanctions or sanctions under the Treaty on the Functioning of the European Union, as amended, or is otherwise the target of any such sanctions, then obligations to that party under such Notes or in respect of the relevant transfer or payment may be unenforceable or void.

4.4	We note the decision in the English case of R (on the application of Mercury Tax Ltd) v. Revenue and Customs Commissioners [2008] EWHC 2721. Although this decision will not be binding on the courts of Ireland it will be considered as persuasive authority. One of the decisions in that case would appear to indicate that a previously executed signature page from one document may not be transferred to another document, even where the documents in question are simply updated versions of the same document. Our Opinion is qualified by reference to the above referenced decision.

4.5	No opinion is expressed on any deed of assignment, transfer, accession or similar document executed after the date of this opinion in relation to any of the rights and obligations contained in the Indenture.

4.6	No opinion is expressed on any deed or agreement envisaged by the Indenture to be entered at a future date or any future action taken by a party under any of the Indenture.

4.7	A particular course of dealing among the parties or an oral amendment, variation or waiver may result in an Irish court finding that the terms of the Indenture have been amended, varied or waived even if such course of dealing or oral amendment, variation or waiver is not reflected in writing among the parties.

4.8	There is a possibility that an Irish court would hold that a judgment on the Transaction, whether given in an Irish court or elsewhere, would supersede the relevant agreement or instrument to all intents and purposes, so that any obligation thereunder which by its terms would survive such judgment might not be held to do so.

5.	No Refresher

This Opinion speaks only as of its date. We are not under any obligation to update this Opinion from time to time or to notify you of any change of law, fact or circumstances referred to or relied upon in the giving of this Opinion.

Yours faithfully,

/s/ Arthur Cox

ARTHUR COX